For Further Information Contact:

Creative Host Services, Inc.
6335 Ferris Square, Suites G-H
San Diego, CA  92128
(619) 587-7300


FOR IMMEDIATE RELEASE
August 13, 1997

           CHIEF FINANCIAL OFFICER LEAVES CREATIVE HOST SERVICES, INC.
                              FOR PERSONAL REASONS

SAN DIEGO, California, August 13, 1997 . . . Creative Host Services, Inc. (NASDAQ:CHST) announced Wednesday that Fred R. Kaplan has resigned as Chief Financial Officer (CFO) and director of the Company due to personal reasons. Mr. Kaplan had been a director of Creative Host Services since January 1997, and held the post of CFO since February 1, 1997. Creative Host Services also announced that Mr. Kaplan has entered into a four month agreement to provide the Company with financial consulting services.

Creative Host Services, Inc. is engaged in the business of acquiring and operating food, beverage and other concessions at airports throughout the United States. The Company currently has 20 operating concession facilities at 13 airports, of which, 18 are Company-owned and two are franchised. The Company also provides in-flight catering services to airlines.

For Further Information Contact:

Creative host Services, Inc.                         Summit Financial Relations
(619) 587-7300                                       (303) 617-3532
CONTACT:  Sayed Ali                                  CONTACT:  David Olson
          Chief Executive Officer                              President

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